                                                                    Exhibit 99.1


                            LINCOLN ELECTRIC REPORTS
                               2004 FIRST-QUARTER
                                FINANCIAL RESULTS

- Record First Quarter sales
- 2004 First Quarter Diluted EPS 45 cents
- Net Income increases 50% on sales rise of 23%


         CLEVELAND, Ohio, U.S.A., April 15, 2004 -- Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today reported strong net income and record sales for the 2004 first quarter. Net income increased 50% to $18.2 million for the 2004 first quarter, or 45 cents per diluted share, on sales of $306.5 million. This compares with $12.2 million in net income, or 29 cents per diluted share, on net sales of $249.2 million in the 2003 first quarter. The sales increase was 23% over 2003 first quarter and 13.8% over fourth quarter 2003.

         The 2003 first quarter included rationalization charges of approximately $1.3 million, net of tax, related to asset impairments and severance charges. Excluding the rationalization charges, 2003 first-quarter net income was $13.5 million, or 32 cents per diluted share.

         "The surge in U.S. sales and the double-digit sales growth in other global markets contributed to our strongest first quarter sales in the Company's history," said Anthony A. Massaro, Chairman and Chief Executive Officer. "We are clearly pleased with the results for the quarter, which were led by the rebound in the U.S. Demand remains high, both domestically and internationally, and we anticipate that the U.S. domestic industrial economy will continue to be strong. We expect to continue to maintain favorable year-over-year comparisons in the next quarter."

         The Company's U.S. operations net sales in the quarter increased 23% to $181.1 million, compared with $147.3 million in the prior year's quarter. Export sales rose 23.3% to $16.9 million, compared with $13.7 million in the same quarter last year.

         Non-U.S. net sales were $125.4 million in the quarter, compared with $101.9 million in the 2003 first quarter. In local currencies, non-U.S. net sales increased 10.7%

         Mr. Massaro stated: "Our global growth strategy continues to provide benefits to our employees, our distributors, our customers, and, of course, our shareholders."

                                     -more-

LINCOLN ELECTRIC REPORTS 2004 FIRST-QUARTER FINANCIAL RESULTS       -2-

         Cash flow from operations for the quarter was $11.9 million compared to $8.9 million in the prior year despite higher accounts receivable and inventory levels needed to satisfy higher sales demand.

         On April 15, 2004, the Company paid a quarterly cash dividend of 17 cents per share to holders of record March 31, 2004. As previously announced, the dividend was an increase of 6.25% over the previous dividend. The Company's dividend is now 42% higher than it was five years ago.

         The Company also announced today that the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. is scheduled for 10:30 a.m., Thursday, April 29, 2004, at the Wellington Center, Highland Heights, Ohio.

         Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment. Headquartered in Cleveland, Ohio, Lincoln has operations, manufacturing alliances and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company's Web site at www.lincolnelectric.com.

         The Company's expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company's operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; the strength of demand for the Company's products; the availability and pricing of key input commodities such as steel; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general.

                                       ###

     LINCOLN ELECTRIC HOLDINGS, INC.
     FINANCIAL HIGHLIGHTS
     (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)
     (UNAUDITED)


                                                                                     Three Months to March 31,
     CONSOLIDATED STATEMENT OF OPERATIONS                                      2004                       2003
                                                                           -------------              --------------

     Net Sales                                                                   $306.5    100.0%           $249.2    100.0%
     Cost of Goods Sold                                                           222.6     72.6%            181.8     72.9%
                                                                              -----------                 ----------
     Gross Profit                                                                  83.9     27.4%             67.4     27.1%
     SG&A Expenses                                                                 60.5     19.7%             50.5     20.3%

     Rationalization Charges                                                        --       0.0%              1.7      0.7%
                                                                              ----------                 -----------
     Operating Income                                                              23.4      7.6%             15.2      6.1%
     Interest Income                                                                0.6      0.2%              0.6      0.2%
     Equity Earnings in Affiliates                                                  0.9      0.3%              0.5      0.2%
     Other Income                                                                   0.4      0.1%              1.3      0.5%
     Interest Expense                                                              (1.7)    (0.6%)            (2.1)    (0.8%)
                                                                              -----------              -------------
     Income Before Income Taxes                                                    23.6      7.7%             15.5      6.2%
     Income Taxes                                                                   5.4      1.7%              3.3      1.3%
                                                                              -----------              -------------
     Net Income                                                                   $18.2      6.0%            $12.2      4.9%
                                                                              ===========              =============

     Basic and Diluted Earnings Per Share                                         $0.45                       $0.29
     Rationalization Charges (1)                                                   --                          0.03
                                                                              -----------              -------------
     Basic and Diluted Earnings Per Share without
        Rationalization Charges (1)                                               $0.45                       $0.32
                                                                                  =====                       =====
     Weighted Average Shares (Basic)                                         40,714,968                  41,911,538
     Weighted Average Shares (Diluted) (2)                                   40,880,076                  41,112,806



(1) Basic and diluted earnings per share without rationalization charges are presented as management believes this financial measure is important to investors to evaluate and compare the Company's financial performance from period to period. Management uses this information in assessing and evaluating the Company's underlying operating performance.

(2) Diluted weighted average shares include the effect of employee stock options.

     LINCOLN ELECTRIC HOLDINGS, INC.
     FINANCIAL HIGHLIGHTS
     (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
     (UNAUDITED)




                                                                           March 31,                  December 31,
     SELECTED CONSOLIDATED BALANCE SHEET DATA                                 2004                        2003
                                                                          -------------              ----------------

     Cash and Cash Equivalents                                                $169.2                        $170.5
     Total Current Assets                                                      589.6                         555.4
     Net Property, Plant and Equipment                                         280.0                         282.3
     Total Assets                                                              963.0                         928.9

     Total Current Liabilities                                                 229.8                         213.1
     Short-Term Debt                                                             3.0                           4.3
     Long-Term Debt                                                            169.0                         169.0
     Total Shareholders' Equity                                                490.9                         478.5


                                                                                     Three Months to March 31,
     SELECTED CONSOLIDATED CASH FLOW DATA                                     2004                        2003
                                                                          -------------              ----------------

     Cash Flow from Operations                                                   $11.9                       $8.9
     Capital Expenditures                                                          8.8                        7.0
     Purchase (Issuance) of Common Shares for Treasury, net                       (3.4)                       8.5
     Decrease in Cash and Cash Equivalents                                        (1.3)                     (13.1)
     Depreciation and Amortization                                                 9.4                        9.3
     Dividends Paid                                                                6.5                        6.7


     Cash Dividends Paid Per Share                                               $0.16                      $0.16